EXHIBIT 10.8

LICENSE AND MAINTENANCE AGREEMENT

This license and maintenance agreement (“Agreement”) is made effective October 29, 2015 between:

QAD Inc., having its principal place of business at 100 Innovation Place, Santa Barbara, CA 93108 USA (hereinafter “QAD”), and

Calhoun Vision, Inc. having its principal place of business at 171 North Altadena Drive, Suite 201, Pasadena, CA 91107 (hereinafter “Customer”),

WHEREAS QAD designs, develops and markets certain enterprise Software and provides Maintenance for such Software; and

WHEREAS Customer and/or its Affiliates are interested in purchasing licenses to and Maintenance for such Software and wish to establish the terms and conditions applicable to the licensing and Maintenance of the Software; and

WHEREAS the grant of licenses to the Software takes place once a signed Purchase Order referring to this framework Agreement is issued and QAD or another member of the QAD Group of Companies accepts such order;

NOW THEREFORE, the parties agree us follows:

Article 1.    Definitions

The following terms will have the following meanings in this Agreement:

1.1

Affiliate(s) shall mean legal entities affiliated with Customer, in which Customer a) directly or indirectly holds more than fifty percent (50%) of the nominal value of the issued share capital, or b) has more than fifty percent (50%) of the voting power at general meetings; or c) has the power to appoint a majority of the directors; or d) otherwise maintains core control of such company.

1.2	Add-On Product shall mean software, other than the Application Bundle, which is owned by, licensed to or resold by QAD and may be licensed by Customer.

1.3

Application Bundle shall mean a bundle of software, sold as a single package, comprising Tools and Database and products owned or licensed by QAD Inc. that together comprise the QAD enterprise software solution. The description of the full contents of the Application Bundle is available in the Software and Cloud Services Terms.

1.4	Licensee shall mean Customer or Affiliate to which a license for the Software has been granted for a Location.

1.5	Location shall mean the physical location of any Licensee where the Software is installed.

1.6

Maintenance shall mean (1) upon written request, delivery of releases and updates, (2) access to an internet knowledge base at the QAD website (www.QAD.com), (3) the possibility to log calls on the QAD support webpage and (4) after a call has been logged, remote assistance provided in the English language (or the local language if available) such as by telephone and/or via electronic means.

1.7	Partner shall mean any QAD authorized distributor, system integrator, consulting firm or other third party operating under a written agreement with QAD.

1.8

Purchase Order shall mean a single document or a set of documents forming a single instrument in which Customer or Affiliate commits to purchase licenses to and/or Maintenance for the Software. In addition to the fees due by Customer or Affiliate in consideration of the purchase, such document(s) shall incorporate, or shall be deemed to have incorporated, this Agreement by reference, and shall contain wording effectuating the actual license grant, as well as information on the license configuration and Location.

1.9	QAD Group of Companies shall mean QAD Inc., with an address of 100 Innovation Place, Santa Barbara, CA 93108 USA, and any directly or indirectly held subsidiaries of QAD Inc.

1.10	Remote Affiliate shall mean an Affiliate remotely accessing the Software installed at the Location of a Licensee for its own business purposes (i.e. to run the business of such Remote Affiliate).

1.11	Software shall mean the Application Bundle and any Add-On Products, including the software manuals, licensed to a Licensee.

1.12

Software and Cloud Services Terns shall mean the documents available at http://www.qad.com/legal.html. The Software and Cloud Services Terms contain product specific licensing terms, reseller terms and open source terms.

1.13	Tools and Database shall mean software owned or licensed by Progress Software Corporation that is provided as part of the Application Bundle.

1.14

User shall mean each individual, device, or process that is permitted to perform an operation on a database or have access to an Add-On Product (also referred to as a “Named User”). Some Software is licensed on the basis of a different licensing metric (i.e. not on the basis of Named Users). In such instances, the definition of such metric shall replace the definition of User for such Software only. A full list of additional licensing metrics for the Software is available in the Software and Cloud Services Terms.

Article 2.    Licenses

2.1

Software and Cloud Services Terms. The Software and Cloud Services Terms are hereby incorporated by reference into the Agreement, but only to the extent that they concern products licensed by Licensee. Licenses granted under application of the Software and Cloud Services Terms are not altered by changes made to the Software and Cloud Services Terms after the date of the license grant and such licenses will continue to be governed by the version of the Software and Cloud Services Terms that was in effect at the time of the license grant.

2.2

Purchase Order Required. A Customer or Affiliate that wishes to have QAD grant a license to the Software for a certain Location must provide QAD with a Purchase Order. If a Licensee orders additional licenses and issues a purchase order that does not meet all requirements for a Purchase Order as defined in this Agreement, QAD may, at its sole option, decide to process the purchase order without requiring any further documentation (i.e. documentation incorporating this Agreement by reference and specifically addressing the license grant). In such event, Licensee hereby accepts that the terms and conditions of this Agreement apply and that any licenses are granted accordingly.

2.3

License Grant. Upon acceptance by QAD or a member of the QAD Group of Companies of a Purchase Order from Customer or Affiliate and in return for the applicable license fee, QAD or such member shall grant to Customer or Affiliate a non-exclusive, non-transferable (except as expressly provided herein), perpetual license to use the Software described in the Purchase Order at the Location, subject to the terms and conditions of the Agreement.

2.4	Restrictions on Use. Licensee’s use of the Software shall be subject to the following restrictions. Licensee shall:

a)	only use the Software for its own business purposes, or for the business purposes of Customer or a Remote Affiliate.

b)	inform QAD of the Location where the Software is used and of any changes to such Location prior to making such changes.

c)	provide QAD with the name and address (and any changes to such information) of any Remote Affiliate prior to allowing such Remote Affiliate access to the Software.

d)	arrange for any Remote Affiliate to be directly bound by the conditions of this Agreement and to agree that QAD may enforce the terms of this Agreement against any Remote Affiliate.

e)	restrict its usage of the Software to the number of licenses (Users) purchased for the Location.

f)	use unique logon IDs for individuals, devices and processes (i.e. logon IDs shall not be shared).

g)	not use any method, software or technology which hides or understates the actual number of Users using the Software (e.g. by circumventing the Software’s log-on process).

h)	not sub-license the Software.

i)	not use the Software for timesharing, rental or service bureau purposes.

j)	not decompile, or reverse engineer the Software, unless expressly permitted by law and only to the extent permitted law.

k)	not use the Software to develop a commercially available software product that works with the Software or competes with the Software.

l)	only use the Software for its intended purpose.

2.5

Third Party Access. Customer or Licensee is entitled to appoint sub-contractors to carry out the installation, implementation, operation, training, and customizing of the Software, upon receipt of the prior written approval of QAD. Such sub-contractor shall be bound by an appropriate non-disclosure agreement. A separate non-disclosure agreement is not necessary in the event such sub-contractor is a Partner. Moreover, a Licensee may allow other parties in its supply chain (suppliers and customers) access to the Software for the benefit of Licensee subject to the terms and conditions of the Agreement. If Customer and/or Licensee grants a third party access to the Software in accordance with the terms of this Agreement, Customer and/or Licensee shall indemnify and hold QAD harmless against any claim, actions, legal proceedings, costs, damages and fees (including reasonable attorneys’ fees) brought against QAD, as well as any damages suffered by QAD related to such access.

2.6	Remote Affiliate Changes. If at any time a Remote Affiliate ceases to be an Affiliate, such former Affiliate no longer has a right to (remotely) access the Software.

2.7

Add-On Products. Additional and/or alternative terms may apply to the licensing of certain Add-On Products. A full overview of such additional restrictions is available in the Software and Cloud Services Terms. Licensee hereby acknowledges that it has reviewed and agrees to these additional restrictions.

2.8

Limited Use Modules. There are certain modules delivered with the Application Bundle and/or with certain Add-On Products to facilitate processes internal to the Software but which must be licensed separately if Licensee wishes to use them as independent products. A license to the Application Bundle or the Add-On Product includes a limited use license to use these modules to facilitate the use of the Software only and not to use these modules independently (for avoidance of doubt, unless these modules are separately licensed, Licensee may not use the limited use license modules for any other purpose than to operate the licensed Software). The “limited use” modules are listed in the Software and Cloud Services Terms.

2.9

Reseller Products. All third party products resold by QAD, including but not limited to the Tools and Database, shall only be used in combination with the Software, unless explicitly stated otherwise (i.e. they can not be used as stand-alone products). Additional and/or alternative terms may apply to the licensing of reseller products. Licensing terms for reseller products resold by QAD are available in the Software and Cloud Services Terms. Licensee hereby acknowledges that it has reviewed and agrees to these additional or alternative terms.

2.10

Development Software. The development software provided as part of the Tools and Database may only be used to install, support, localize or customize the Application Bundle. Only one User license to the development software provided as part of the Tools and Database is provided per Location. If Licensee wishes to use development software to create additional functionality not directly related to the Application Bundle or if Licensee requires additional licenses to the development software, a separate license for such software must be purchased.

2.11

Open Source. Certain Software may contain open source products or other freely available software components. If such products are included, the terms of the accompanying license agreement apply in addition to or in lieu of this Agreement. The license agreements for open source and other freely available software components are either packaged with the Software when it is shipped and/or available in the Software and Cloud Services Terms. Licensee hereby acknowledges that it has reviewed and agrees to the terms of these agreements.

2.12

Backups and Failover Environments. Licensee is allowed to make copies of the Software for archive and back-up purposes. Additionally, Licensee can use the Software in a failover environment on the condition that the failover environment is set up as a passive mirror against which applications cannot execute, transact or query directly. In this scenario, failover is accomplished by after-imaging. If the files in the failover environment are maintained in such a format or configuration that a relevant application can execute, transact or query directly against them, additional licenses are required.

2.13

Customer Guarantee. Customer guarantees the performance of each Licensee and/or Remote Affiliate and shall indemnify QAD from any damages resulting from Licensee’s or Remote Affiliate’s failure to perform.

Article 3.    Maintenance

3.l	Maintenance. Maintenance shall be provided in accordance with the following trims:

a)

QAD shall provide Maintenance to Licensees for each Location for which the Maintenance fee has been paid. Maintenance for reseller products must be purchased from the applicable third party, under the terms and conditions offered by such third party, unless otherwise agreed in writing.

b)	Maintenance for the Tools and Database is included in the standard QAD Maintenance offering.

c)

Remote assistance as part of Maintenance shall be provided in the English language (or the local language, where available) by telephone and/or via electronic means (via the internet or electronic mail). Such telephone assistance shall be available to a Licensee during normal business hours, Monday through Friday, excluding holidays. Before requesting remote assistance, a Licensee shall attempt to resolve an issue via the internet knowledge base and log the incident on the QAD support webpage.

d)	Maintenance under this Agreement shall mean Maintenance for standard Software. QAD shall not be obligated under this Agreement to provide Maintenance for any portion of the Software which is modified.

3.2

Purchasing Maintenance. Maintenance is provided on an annual basis and is compulsory for the first year after a license is initially granted at a Location under this Agreement. Thereafter, a Licensee may choose to continue Maintenance as provided herein. Maintenance shall begin on the first of the month following the delivery of the Software. A Licensee may purchase Maintenance from QAD by paying to QAD an annual, non-refundable fee based on the then current list price for Maintenance. QAD shall have no obligation to provide Maintenance until payment is received.

3.3

Automatic Rcnewal. Maintenance shall be automatically renewed for a period of one (l) year upon expiration of the previous one (1) year term unless terminated by either party at least sixty (60) days prior to the effective date of renewal.

3.4

Maintenance for Entire License. A Licensee may only procure Maintenance for the entire Software licensed at a Location. A Licensee may not purchase or terminate Maintenance for only pan of the licensed Software at a Location.

3.5	Product Life Cycle. QAD shall provide Maintenance only for those releases of the Software noted in the applicable product life cycle policy available on the QAD website.

3.6

Training Issues. Maintenance is a service provided to address problems with the Software. If a Licensee raises Maintenance calls that are not based on problems with the Software, but are instead due to lack of training on how to use the Software, QAD can refuse to respond to such calls. In this event, Licensee shall undergo, and pay for, additional training on the use of the Software.

3.7	Primary Contact. Each Licensee shall appoint one person to function as the primary contact for Maintenance issues at a Location.

3.8	Cooperation of Licensee. In the event a Licensee on Maintenance requests the assistance of QAD. a Licensee shall at the request of QAD, provide to QAD reasonable debugging information (such as memory dumps, screen prints and reproduction steps) and shall cooperate in investigating errors including allowing access to the Software during normal business hours for test and debugging purposes. A Licensee shall render all reasonable assistance to duplicate an error, certify that the error is directly related to the Software, and verify that the error has been corrected. A Licensee shall acquire and maintain any products reasonably recommended by QAD that will enable QAD to provide remote assistance (such as dial-in and diagnostic software). In the event QAD provides on site assistance, Licensee shall pay QAD at the daily rate in effect at the time of the assistance plus reasonable travel and living expenses.

3.9	Subcontracting. QAD may subcontract Maintenance to a third party without a Licensee’s consent. However, QAD shall remain liable to provide Maintenance as provided in this Agreement.

Article 4.    Payments

4.1

Fees. In consideration for the licenses granted and Maintenance provided by QAD to a Licensee, Licensee agrees to pay to QAD the amount specified on the relevant Purchase Order(s). The license and Maintenance fees do not include delivery costs, installation, consulting, or any other services.

4.2

Payment Terms. Unless otherwise noted in a Purchase Order, payment for the Software licenses shall be due thirty (30) days after delivery of the Software. Payment of the Maintenance fee shall be due on the first day of each renewal period. The failure of a Licensee to pay when payment is due, or the subsequent dishonoring of any check, draft, or credit card from Licensee shall constitute a material breach of this Agreement.

4.3

Interest. Any amounts due to QAD under this Agreement which are not paid within the agreed payment term shall incur interest at the rate of one and one half percent (1 1⁄2/%) per month or any part of the month. The interest shall be calculated from the date payment is originally due under this Agreement until the date payment is made in full. Customer shall pay such interest, with all payments first being applied to interest and then to principal. Reasonable legal costs incurred by QAD in enforcing its rights in relation to any overdue payment shall be paid by Customer to QAD.

4.4	Delivery. Delivery of the items in a Purchase Order shall be made FCA shipping point with freight prepaid (Free Carrier, lncoterms 2000), or electronically (if available electronically).

4.5

Taxes. License and Maintenance fees arc exclusive of all taxes, duties and fees. Licensee shall make no deductions for taxes, duties or fees of any kind from any payment to QAD under this Agreement. If Licensee is required by law to withhold taxes, duties or fees, then Licensee shall pay QAD a gross amount of money, such that the net amount received by QAD (after deducting or withholding the required taxes, duties or fees) is equal to the amount of the fee originally owed before subtracting such taxes, duties or fees. Taxes on the net income of QAD are the responsibility of QAD.

4.6	QAD Group of Companies. QAD reserves the right to assign the invoicing and/or the collection of payments to other entities in the QAD group of companies.

Article 5.    Audits

5.1

Access to Software. QAD (or its agents for audit purposes) has a right to access the Software in order to verify appropriate usage of the Software. Customer and Licensee agree to cooperate with QAD in performing such audits. Customer and Licensee further agree to keep adequate books and records in connection with Licensee’s actions under this Agreement and to provide QAD (via email or otherwise at QAD’s direction) with any files reasonably requested by QAD which will enable QAD to determine the actual usage of the Software. Such files include, but are not limited to, a single master list of all User IDs used at all Locations and the log files generated by the Software. The failure to provide log-files and the editing of log-files by the Customer, other than at the direction of QAD, shall be deemed a material breach of the Agreement.

5.2	Single Point of Contact. Customer will assign a single point of contact for any audit issues (i.e. a contact that can address audit related issues for all Licensees).

5.3

Protection. Licensee agrees that QAD, at its option, may implement measures intended to prevent usage of certain Software in excess of or otherwise in conflict with the license that was granted for the Software. As part of this protection, QAD may issue Software keys. Any attempt by Licensee to alter, remove or deactivate this protection will be deemed a material breach by Licensee of this Agreement.

5.4

Third Party Beneficiaries. Customer and Licensee agree that certain components of the Software are supplied by third-party vendors (including, but not limited to, Progress Software Corporation), who are intended beneficiaries under this Agreement and who may independently enforce the license terms applicable to such components.

5.5

Non-Compliance. If as a result of any audit it is discovered that Licensee is using the Software in excess of or otherwise in conflict with the license that was granted for the Software, then Customer or Licensee shall pay QAD, within thirty (30) days of receipt of notice from QAD, the amounts due to become compliant (including any related Maintenance fees and interest). Failure to do so shall be a material breach of this Agreement. If the deficiency is U.S. $10,000 (ten thousand dollars) or more, the Customer and/or Licensee shall also be liable to pay the reasonable cost of the audit report and shall indemnify QAD for all reasonable costs incurred by QAD in recovering any amounts due to QAD, including, but not limited to, legal costs.

Article 6.    Confidentiality

6.1

Confidential Information. Both parties agree that any information obtained directly or indirectly, from the other party in connection with this Agreement and marked as “confidential” or “proprietary” or some similar legend, or made known to the other party as being confidential or proprietary is the confidential or proprietary property of such party (hereinafter “Confidential Information”), Information shall not be deemed Confidential Information, and the receiving party shall have no obligation with respect to any such information. which the receiving party can prove by written records:

•	is already in the public domain other than by a breach of this Agreement on the part of the receiving party; or

•	is rightfully disclosed to recipient by a third party which has the right to disclose the information and transmits it to the receiving party without any obligation of confidentiality; or

•	is rightfully known to the receiving party without any limitation on us or disclosure prior to receipt of the same from the disclosing party; or

•

is independently developed by personnel of the receiving party who have not had, either directly or indirectly, access to, or knowledge of, Confidential Information received from the disclosing party; or

•	is generally made available to third parties by the disclosing party without any restriction concerning use or disclosure; or

•	is approved for release by written authorization of the disclosing party; or

•

is required to be disclosed by a court or governmental entity with jurisdiction over the receiving party, and the receiving party gives the disclosing party prompt written notice sufficient to allow the disclosing party to seek a protective order or other appropriate remedy, and the receiving party discloses only such information as is legally required and uses reasonable efforts to obtain confidential treatment of any information so disclosed.

6.2

Treatment of Confidential Information. It is agreed that Confidential Information under the Agreement shall: (a) be kept confidential by the receiving party; (b) be treated by the receiving party in the same way as the receiving party treats Confidential Information generated by itself; (c) not be used by the receiving party otherwise than in connection with the Agreement; and (d) not be divulged by the receiving party, except to its personnel who have a need to know and have undertaken to keep the Confidential Information confidential.

6.3

Disclosure by Employees. Both parties shall use all reasonable steps to ensure that Confidential Information received under the Agreement is not disclosed by its employees or agents in violation of this Article.

Article 7.    Intellectual Property

7.1

Ownership Rights. Customer and Licensee shall not acquire any rights of ownership in the Software. A Licensee only acquires the right to use the Software subject to the terms of this Agreement. Customer and Licensee confirm and acknowledge that all intellectual property rights used or embodied in or in connection with the Software shall be and remain the sole property of the owners of such Software. A Licensee shall maintain the copyright and proprietary notice on the Software and shall reproduce such copyright and proprietary notice on any copy of the Software. Customer and Licensee shall remain liable to QAD for the protection and security of such copy(-ies).

7.2	Modifications. A Licensee may only modify the Software if Licensee has obtained a license to the source code of the Software being modified. Source code licenses may not be available for all Software.

7.3

Ownership of Modifications. Any intellectual property rights arising from any modification of the Software created by or for a Licensee, shall vest solely in the owner of such Software. Customer and/or Licensee hereby assign all rights, title, and interest in the intellectual property arising from the modifications of the Software to such owners. Customer and/or Licensee further agree to do all acts and execute all documents necessary to confirm and perfect the Software owner’s title in such modifications. If this is not possible at law, Customer and/or Licensee hereby irrevocably license to the owner of the Software, without charge, the right to use, modify. supplement and exploit in the broadest sense of the word, the modifications of the Software on a perpetual and worldwide basis. Customer and/or Licensee shall indemnify QAD against any claim that such modifications to the source code infringe the intellectual property rights of any third party.

7.4

Use of Modifications. Modifications to the Software can be used by any Licensee, subject to the terms and conditions of the Agreement, provided such Licensee has a license for the Software at the Location where Licensee intends to use such modifications (i.e. a Licensee should have an adequate license for the Software that was modified prior to using any modifications).

Article 8.    Indemnification

8.1

Intellectual Property Indemnification. QAD shall defend, at its expense, any action brought against a Licensee based on the claim that the use of the licensed Software owned by QAD or the Tools and Database, when used within the scope of this Agreement infringes any intellectual property rights. QAD shall indemnify a Licensee for any damages finally awarded against a Licensee which are attributable to such claim, provided a) Licensee notifies QAD within ten (10) days of any suit or claim, b) Licensee lets QAD defend, compromise, or settle the claim, and c) Licensee gives QAD the requested information and fully cooperates in defending, compromising or settling the claim.

8.2

Additional Remedies. QAD shall, in addition to indemnification, a) procure for the Licensee the right or license to use the Software, or b) replace or modify the infringing Software to make it non-infringing, or c) if the foregoing alternatives are not commercially reasonable, terminate the license for the infringing part of the Software and refund the license fees paid by Licensee for the infringing part of the Software.

8.3

Exclusions. QAD shall have no liability for any claim based on a) the use of anything other than the latest release of the licensed Software, if such infringement could have been avoided by the use of the latest release of the licensed Software, or b) use or combination of the licensed Software with software, hardware or other materials not provided by QAD, or c) modification of the Software.

8.4

Entire Liability. THIS ARTICLE STATES THE ENTIRE LIABILITY OF QAD WITH RESPECT TO INFRINGEMENT OF COPYRIGHTS, TRADE SECRETS, PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS ARISING FROM THE USE OF THE LICENSED SOFTWARE.

Article 9.    Limited Warranty

9.1

Software Warranty. QAD warrants for a period of ninety (90) days from date of delivery of the Software, as well as for any period during which Maintenance is provided by QAD, that the Software shall be free from material program errors and defects in materials and workmanship and that the Software shall function substantially in accordance with the Software manuals. QAD does not warrant that the Software is completely error free and QAD does not warrant that the Software conforms to or satisfies any federal, national, state or local laws. The warranty applies to the standard Software only. If the Software is modified in any way, then the warranty applies only to the unmodified Software as distributed by QAD.

Reseller products, with the exception of the Tools and Database, are warranted by the party that owns such products and QAD makes no warranties regarding such products.

9.2	Warranty Requirements. The warranty described above shall only apply providing:

a)	the Software is installed and implemented by QAD or a Partner.

b)	Licensee provides written notice of the Software’s material program error(s) or defect(s) in material and workmanship in reasonable detail within the warranty period.

c)	Licensee installs all releases and updates to the Software provided by QAD or Partner which intend to fix errors or defects.

d)	Licensee installs and uses the latest version of all prerequisite operating system and other software currently recommended by QAD.

e)	QAD can reproduce the defect in a standard version of the Software on officially supported configurations.

f)	Licensee uses the Software in accordance with the Software manuals.

9.3

Remedies· During the initial ninety (90) day warranty term, if QAD is unable, after reasonable efforts, to make the Software perform ns warranted, Licensee’s sole remedy shall be to terminate the license by removing the licensed Software from the Location and returning it to QAD. Licensee will then receive a refund of the license fees paid for the Software. After the initial ninety (90) day warranty term but during a period when Maintenance is in effect for the Software, Licensee’s remedy shall be limited solely to the following. If QAD is unable, after reasonable efforts, to make the Software perform as warranted, Licensee may terminate Maintenance at the Location by removing the release or update of the licensed Software that gave rise to the issues and returning it to QAD. Licensee will then receive a pro-rata refund of the Maintenance fees paid for the licensed Software in the year in which the cancellation is effective. Further, if QAD is unable, after reasonable efforts, to make the Software perform as warranted, Licensee may terminate the license to the Software. Licensee will then receive a refund of a portion of the license fees paid for the Software. Such portion shall be determined based on a three (3) year straight-line depreciation of the fees paid for the licensed Software. The period of depredation shall begin on the date of the initial license grant.

9.4

Content. QAD may provide with the Software (but not as part of the Software) trade content, including compliance content. QAD is not the author of such content and merely conveys the information to Licensee. QAD does not take any responsibility or make any warranties or representations, expressed or implied, as to the accuracy, reliability or prevailing status of the content, nor does QAD approve, sanction, promote, recommend or endorse the content. Licensee acknowledges that content provided with the Software is not intended as a substitute for reading the actual statutes, regulations, and other documents that apply. In no event docs QAD accept liability of any description resulting from use or inability to use the content. QAD accepts no responsibility for keeping the information up to date or liability for any failure to do so.

9.5

Warranty Exclusions. THE LIMITED WARRANTIES EXPRESSED IN THIS ARTICLE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NO OTHER WARRANTY IS MADE HEREUNDER BY QAD AND ALL OTHER CONDITIONS, WARRANTIES, AND REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, ARE EXCLUDED.

Article 10.    Limitation of Liability

10.1

Damages. TO THE MAXIMUM EXTENT PERMITTED BY THE APPLICABLE LAW, IN NO EVENT SHALL QAD BE LIABLE FOR ANY LOST REVENUES OR PROFITS OR OTHER SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES HOWEVER CAUSED AND REGARDLESS OF ANY THEORY OF LIABILITY, EVEN IF QAD HAS, OR SHOULD HAVE HAD, ANY KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES.

10.2

License/Maintenance Fee Limitation. THE MAXIMUM LIABILITY OF QAD FOR DAMAGES RELATED TO ANY USE OF THE SOFTWARE SHALL BE LIMITED TO THE LICENSE FEES PAID BY A LICENSEE UNDER THIS AGREEMENT FOR THE PARTICULAR LICENSED SOFTWARE WHICH CAUSED THE DAMAGES. THE MAXIMUM LIABILITY OF QAD FOR DAMAGES RELATED TO MAINTENANCE SHALL BE LIMITED TO THE FEES PAID BY A LICENSEE FOR MAINTENANCE UNDER THIS AGREEMENT FOR THE PARTICULAR

SOFTWARE AND IN THE PARTICULAR YEAR IN WHICH THE DAMAGES OCCURRED. FOR AVOIDANCE OF DOUBT, THE LIMITATION OUTLINED IN THIS CLAUSE DOES NOT APPLY TO THE QAD OBLIGATION TO INDEMNIFY LICENSEE AGAINST INTELLECTUAL PROPERTY INFRINGEMENTS AS OUTLINED IN THE ARTICLE TITLED “lNDEMNIFICATION”.

10.3	Personal Injury. Nothing in this Agreement shall exclude or restrict the liability of QAD for death or personal injury caused by the negligence of QAD.

10.4	Loss/damage of Data. QAD shall not be responsible for any loss or damage of data. Licensee is responsible for having adequate backup procedures to avoid any loss or damage of data.

10.5

Internet Based Software. Certain Software provided by QAD is for use via the internet. QAD accepts no responsibility or liability for a Licensee’s connection to the internet, the availability of the internet, lapses in online security, or improper use of a Licensee’s information by a third party.

Article 11.    Term and Termination

11.1

Termination for Convenience. This Agreement shall remain in effect unless terminated by either party giving the other party ninety (90) days prior written notice. Termination of the Agreement for convenience does not affect any licenses granted under the Agreement. If the Agreement is terminated for convenience while Licensees are on Maintenance, then Maintenance shall terminate on the last day prior to the start of the next renewal period for each Licensee. The terms of the Agreement will continue to govern the provision of Maintenance until the date Maintenance stops.

11.2

Termination for Cause. Either party may terminate this Agreement and/or any licenses granted there under, upon the occurrence of a material breach of this Agreement by the other party, provided the non-breaching party first gives the other party thirty (30) days notice to remedy such breach. If a breach is incapable of being remedied, or if a party is adjudicated as bankrupt under any applicable law or if a receiver, liquidator, administrator, custodian or similar official is appointed to manage the financial affairs of a party, termination can take place without providing the thirty-day period, unless such (earlier) termination is not permitted by law. Termination, either voluntary or involuntary, shall not entitle Customer or Licensee to any refund for any fees paid nor shall it relieve Customer or Licensee of the obligation to pay any outstanding amounts due to QAD, unless provision is made to the contrary in this Agreement.

11.3	Consequences. In the event of termination of a license, the Licensee shall:

a)	immediately discontinue all use of the licensed Software.

b)

within fourteen (14) days of termination, return to QAD, and not keep any copies of the Software, manuals or other related materials. Licensee shall certify in writing that any copies of the Software, manuals and other related materials have been returned to QAD or destroyed and that Licensee is no longer using the Software, manuals or materials.

c)	pay to QAD all amounts outstanding.

Article 12.     Assignments and Transfers

12.1	Transfers Between Affiliates/Licensees. A Licensee may transfer licenses to other Licensees, Affiliates and/or Locations provided that:

a)	all licenses at both the transferring and the receiving Location are current on Maintenance.

b)	the Software and the type of Users licensed at the transferring and the receiving site are the same.

c)	the minimum number of licenses that can be transferred is four (4).

d)	Application Bundles are not split in a transfer (only the entire Application Bundle may be transferred).

e)	licenses are not transferred in order to cure a breach (e.g. in relation to User count).

f)	QAD is notified prior to such transfer and the appropriate documentation has been completed.

12.2

Transfers to Third Parties. Licensee shall not transfer any licenses to the Software (by operation of law or otherwise) without the written consent of QAD. The consent of QAD to a license transfer will be conditioned on requirements set by QAD, including but not limited to the following:

a)	all licenses involved are current on Maintenance.

b)	neither Customer, nor Licensee has breached the Agreement.

c)	Application Bundles are not split in a transfer (only the entire Application Bundle may be transferred).

d)	the party to which licenses are transferred is not a competitor of QAD.

e)	QAD is notified prior to such transfer and the written consent of QAD is obtained.

f)	all parties involved comply with applicable laws regarding such transfer, including U.S. export laws.

g)	the entity to which licenses are transferred enters into a new, separate QAD standard license agreement within thirty (30) days after the effective date of such transfer.

h)	Customer or Licensee signs a document confirming that the licenses have been transferred.

i)	Customer or Licensee pays to QAD a transfer fee equal to fifty percent (50%) of the then current list price of the Software being transferred.

For purposes of this clause, “transfer” includes a change of ownership of Licensee whereby Licensee ceases to be an Affiliate.

12.3

Assignment by QAD. QAD may use members of the QAD Group of Companies in the execution of its rights and duties under this Agreement. QAD may assign this Agreement to a member of the QAD Group of Companies under any conditions or to an unrelated company pursuant to the sale, merger or other consolidation of QAD or any of its operating divisions. Customer and Licensee hereby consent to any such assignment in advance.

Article 13.    Miscellaneous

13.1

Law Applicable to this Agreement. This Agreement shall be subject to and construed, interpreted, and applied in accordance with the laws of the State of California, United States of America. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, shall be determined by arbitration in Los Angeles California USA before a single arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. The arbitral language shall be English. The arbitral award may be enforced in any court having jurisdiction thereof. Any discovery as part of the arbitration process shall include the right to subpoena. Parties acknowledge and agree that the U.N. Convention on Contracts for the International Sale of Goods and the Uniform Computer Information Transactions Act shall not apply to this Agreement.

13.2

Legal Construction. To the extent that any law, statute, treaty, or regulation by its terms as determined by a court, tribunal, or other government authority of competent jurisdiction, is in conflict with this Agreement, the conflicting terms of this Agreement shall be superseded only to the extent necessary by the terms required by such law, statute, treaty, or regulation. If any portion of this Agreement shall be otherwise unlawful, void, or for any reason unenforceable, then that provision shall be enforced to the maximum extent permissible so as to give effect to the intent of the parties. In either case, the remainder of this Agreement shall continue in full force and effect.

l3.3	Preprinted Purchase Order Terms and Conditions. Additional or different terms or conditions appearing on Customer’s or Licensee’s Purchase Order shall be deemed null and void.

13.4

Segmentation. Customer and Licensee acknowledge that any services (such as but not limited to, installation, consulting, customization, training, or implementation) acquired for the Software are offered by QAD separately from any licenses for the Software based on the terms of a separate written services agreement.

13.5

Pricing and Policies. Any issues not specifically dealt with in this Agreement shall be as set out in the latest version of the pricing, licensing and maintenance policies of QAD unless otherwise agreed in writing.

13.6

Personnel. Customer and Licensee shall not knowingly solicit, with the intent to employ, any employee of QAD during the term of this Agreement and for six (6) months after termination of this Agreement unless Customer or Licensee pay to QAD an amount equal to six (6) months of such employee’s current compensation.

13.7

Publicity. QAD is allowed to incorporate Customer and/or Licensee’s name in the customer reference list of QAD and in any public filings required by law and to issue a press release that the Parties have entered into this Agreement.

13.8

Force Majeure. Except as it relates to Customer’s obligation to make payments, neither party shall be liable for delays or non-performance if such delays or non-performance are beyond such party’s reasonable control provided the party takes reasonable steps to remedy the delay or non-performance promptly.

13.9

Waiver. The waiver by any party of a breach or default by the other party of any provision of this Agreement shall not be construed as a waiver by such party of any succeeding breach or default by the other party of the same or another provision.

13.10

Notices. Any notices required or permitted to be given pursuant to this Agreement shall be in writing, addressed to the addresses noted in the heading of this Agreement or, if the notice is to a Licensee, to the Licensee’s address as shown on the documentation granting the license. Notice shall be treated as having been received upon the earlier of the actual receipt (e.g. in case of facsimile transmissions) or five (5) days after sending by post or courier. These written communications shall be in such a manner that proof of delivery can be verified. Each party shall notify the other in writing in the event of any address change.

13.11

Language. The original of this Agreement has been written in the English language. Customer and/or Licensee hereby waive any right they may have under the laws of the country in which the Software is licensed to have this Agreement written in another language. The user manuals and on-line documentation are provided in English and, when available, in other languages.

13.12

Compliance with Laws. Customer and Licensee shall be responsible for complying with all applicable governmental regulations of the United States (including US export laws) and any foreign country (where applicable) with respect to the use of the Software. The Software is not to be used in any government and/or defense related activity unless approved under U.S. Export Law and Regulation. Export/re-export of the Software may be contrary to U.S. and other export laws. Customer and Licensee shall defend, indemnify and hold QAD harmless from and against any and all liabilities arising out of the non-compliance with applicable governmental regulations.

13.13

Entire Agreement. This Agreement, including exhibits, referenced documents, attachments, or amendments, incorporated herein by reference, contains the entire agreement between the parties with respect to the subject matter hereof and shall supersede any and all prior communications, representations, minutes, agreements, and/or undertakings, either verbal or written, between the parties regarding the said subject matter.

13.14

Survival. The provisions of this Agreement which are by their nature intended to survive termination of this Agreement, will survive such termination. Such provisions include, but are not limited to, the provisions on Confidentiality, Intellectual Property, Indemnification, Limitation of Liability and Compliance with laws.

13.15

Counterparts and Valid Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Both parties represent and warrant that the signatures on any documents are authorized, valid signatures and both parties agree that facsimile copies of such documents are acceptable as originals.

The undersigned hereby agree that by signing this document, they become parties to said Agreement and agree to be bound by all terms, conditions and obligations contained therein.

	QAD Inc.		Calhoun Vision, Inc.

SIGN:	/s/ Ed Boclair	SIGN:	/s/ Ron Kurtz
NAME:	Ed Boclair	NAME:	Ron Kurtz
TITLE:	SVP North America	TITLE:	COO
DATE:	10/30/2015	DATE:	10-29-15

Legal Review

10/30/2015